Exhibit 99.1

TALOS ENERGY PROVIDES OPERATIONAL AND FINANCIAL UPDATE FOR THE FOURTH QUARTER AND FULL YEAR 2021

Houston, Texas, January 24, 2022 – Talos Energy Inc. (“Talos” or the “Company”) (NYSE: TALO) today provided select estimated operational and financial results for the fourth quarter and full year of 2021.

Preliminary estimated results include:

•

Average daily production between 67.5 and 69.0 thousand barrels of oil equivalent (“MBoe/d”) in the fourth quarter and between 64.0 and 64.5 MBoe/d in the full year 2021, representing new quarterly and annual record highs for the Company. Fourth quarter production was above the previously indicated range due to better than expected uptime and was approximately 69% oil and 77% liquids.

•	Realized prices before hedges of approximately $73 per barrel of oil, $33 per barrel of NGLs and $5 per Mcf of natural gas in the fourth quarter.

•	Realized cash hedge losses of approximately $100 million in the fourth quarter. This excludes unrealized mark-to-market hedge losses as of December 31, 2021.

•	Cash operating and general and administrative costs are expected to be in line with the Company’s previously issued financial guidance for the full year 2021.

•	Capital expenditures for the fourth quarter between $63 - $68 million putting the Company near the low end of its previously issued full year capital guidance range.

•	Repaid an additional $25 million of debt from the Company’s credit facility in the fourth quarter, bringing the year end facility balance to $375 million, a $90 million reduction from March 31, 2021.

Talos President and Chief Executive Officer Timothy S. Duncan commented: “It was an outstanding fourth quarter, capping a record year for Talos with strong production, attractive oil-weighted margins and robust free cash flow. The team finished the year strong and worked hard to manage the portfolio at an extremely efficient level. We look forward to providing more details on the quarter and the full year results in our earnings release. We are excited about the strength of our business as we exit 2021. Our 2022 plan will continue to focus on generating meaningful free cash flow, which will allow us to continue to deleverage the balance sheet and increase liquidity. We also will expose the business to more high impact drilling projects in 2022. Moreover, we will be expanding our budget in carbon capture and sequestration to build upon the early wins achieved in that business. This framework best positions Talos to build long term shareholder value as a differentiated conventional, offshore-focused firm. We will maintain a strong balance sheet, invest in unique catalysts, such as our Puma West discovery and carbon capture business, and continue to actively evaluate an array of transformational M&A opportunities. Fiscal year 2022 will be an exciting year for Talos and we look forward to providing more updates very soon.”

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

ABOUT TALOS ENERGY

Talos Energy (NYSE: TALO) is a technically driven independent exploration and production company focused on safely and efficiently maximizing long-term value through its operations, currently in the United States and offshore Mexico, both upstream through oil and gas exploration and production and downstream through the development of future carbon capture and storage opportunities. As one of the Gulf of Mexico’s largest public independent producers, we leverage decades of technical and offshore operational expertise towards the acquisition, exploration and development of assets in key geological trends that are present in many offshore basins around the world. With a focus on environmental stewardship, we are also utilizing our expertise to explore opportunities to reduce industrial emissions through our carbon capture and storage collaborative arrangement along the U.S. Gulf Coast and Gulf of Mexico. For more information, visit www.talosenergy.com.

INVESTOR RELATIONS CONTACT

Sergio Maiworm

+1.713.328.3008

investor@talosenergy.com

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This communication may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this communication, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this communication, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “forecast, “may,” “objective,” “plan” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.

We caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include, but are not limited to, the preliminary nature of our estimates for the fourth quarter and full year of 2021, the success of our CCS business, commodity price volatility, including the sharp decline in oil prices beginning in March 2020, the impact of the coronavirus disease 2019 (“COVID-19”) and governmental measures related thereto on global demand for oil and natural gas and on the operations of our business, the ability or willingness of the Organization of Petroleum Exporting Countries (“OPEC”) and non-OPEC countries, such as Saudi Arabia and Russia, to set and maintain oil production levels and the impact of any such actions, lack of transportation and storage capacity as a result of oversupply, government regulations and actions or other factors, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, the possibility that the anticipated benefits of recent acquisitions are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of such acquisitions, and other factors that may affect our future results and business, generally, including those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 11, 2021 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, filed with the SEC on November 3, 2021.

Should one or more of these risks occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, to reflect events or circumstances after the date of this communication.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002